UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 1, 2008

Urologix, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-28414	41-1697237
(Commission File Number)	(I.R.S. Employer Identification No.)

14405 21st Avenue North Minneapolis, MN	55447
(Address Of Principal Executive Offices)	(Zip Code)

(763) 475-1400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 4 and 6 through 8 are not applicable and therefore omitted.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective August 1, 2008, Urologix, Inc. (the “Company”) entered into a letter agreement with Kirsten Doerfert (the “Letter Agreement”) regarding Ms. Doerfert’s separation from employment with the Company effective August 1, 2008.

Under the Letter Agreement, Ms. Doerfert resigned from her position as Senior Vice President of the Company effective as of August 1, 2008. Urologix will pay Ms. Doerfert severance by continuing her base salary (excluding bonus) in accordance with Urologix’ regular payroll practices for a period that will end the earliest of February 1, 2009 or the date on which Ms. Doerfert commences other employment. If Ms. Doerfert fails to notify the Company when she begins new employment, Ms. Doerfert is obligated to repay all severance amounts after August 1, 2008, regardless of her actual date of employment. Ms. Doerfert also will receive a single lump-sum payment equal to any accrued unused paid time off. Additionally, the Company will pay Ms. Doerfert a bonus under the 2008 cash bonus program that was adopted in July 2007 in respect of her achievement of individual objectives in the fourth quarter of fiscal year 2008 if such bonus is approved by the Company’s Board of Directors. The Letter Agreement does not amend any provision of stock options held by Ms. Doerfert. The Letter Agreement supersedes that certain letter agreement related to severance and change in control matters dated August 20, 2007 between Ms. Doerfert and the Company. However, Ms. Doerfert’s obligations under the agreement regarding employment, inventions, confidential information and non-competition dated August 21, 2007 will continue. The Letter Agreement also contains general releases in favor of the Company.

The foregoing summary of the Letter Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Letter Agreement, which is attached hereto as an exhibit to this Form 8-K and is incorporated by reference into this Item 5.02.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
10.1	Letter Agreement between Urologix, Inc. and Kirsten Doerfert dated August 1, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UROLOGIX, INC.

By:	/s/ Stryker Warren, Jr.
Stryker Warren, Jr.
Chief Executive Officer

Date: August 5, 2008